Exhibit 99.2

HCW Biologics and WY Biotech Announce

License Agreement for

Immunotherapeutic Product Candidate

HCW Biologics entered into License, Research and Co-Development Agreement with WY Biotech for one of its new proprietary preclinical molecules

HCW Biologics to receive upfront payment of $7 million and is eligible to receive additional milestone payments and double-digit royalties on future product sales

MIRAMAR, Fla., Nov. 18, 2024 (GLOBE NEWSWIRE) -- HCW Biologics Inc. (“HCWB” or “HCW Biologics”), (NASDAQ: HCWB), a U.S.-based clinical-stage biopharmaceutical company focused on discovering and developing novel immunotherapies to lengthen healthspan by disrupting the link between inflammation and age-related diseases, and WY Biotech Co., Ltd., a China-based company specializing in the early-stage development of recombinant protein drugs and gene/cell therapies, announced today that they have entered into a worldwide exclusive license agreement to develop and commercialize one of HCWB’s product candidates generated with its new drug discovery platform for therapeutic use.

Key terms of the agreement include that WY Biotech has agreed to pay HCWB $7.0 million in an upfront payment, and HCWB is eligible to receive additional significant development milestone payments and double-digit royalties on future product sales. In addition, HCWB will share a substantial portion of the proceeds from a future transaction(s) involving the molecule, if such a transaction occurs. HCWB also has a payment-free, milestone-free, and royalty-free option to recapture the development and commercialization rights of this molecule for the United States, Canada, Central America, and South America (Opt-in Territory) after the conclusion of the Phase 1 clinical trial. WY Biotech is financially responsible for all costs associated with research and development, manufacturing, clinical development, regulatory approval, and commercialization for the molecule. HCWB will be responsible for costs associated with clinical development, regulatory approval, and commercialization in the Opt-in Territory, if HCWB exercises its opt-in rights. Both companies will work cooperatively in the development stage with a global focus for clinical development and partnering.

“HCW Biologics’ strategic focus has been to establish commercialization partnerships for its novel protein and antibody therapies with innovative leaders in the immunotherapy field,” stated Dr. Hing C. Wong, HCWB’s Founder and CEO. “To this end, we have leveraged our in-depth knowledge of T cell and natural killer (NK) cell immunology and our brand-new proprietary drug discovery platform technologies to develop a portfolio of three classes of potent immunotherapeutics: Class I: Multi-Functional Immune Cell Stimulators; Class II: Second-Generation Immune Checkpoint Inhibitors and Multi-Specific Targeting Fusions; and Class III: Enhanced Immune Cell Engagers. We have developed molecules in each of these classes for treatments of hematologic and solid tumors, virally infected cells, and cellular senescence diseases associated with ageing. The product candidate subject to the license with WY Biotech combines several different immune functional domains on our new protein scaffold platform as part of our Class I portfolio. Our preclinical studies demonstrated that this multi-functional product candidate is highly effective at inducing anti-tumor CD8+ T cell and NK cell responses without triggering unwanted side effects in relevant solid tumor animal models. It appears to be one of the most potent immunostimulatory agents we have developed in over 30 years of biotech research and should combine well with other therapies, including immune checkpoint inhibitors, immune cell engagers, therapeutic antibodies, and CAR-T therapies. We are very excited that WY Biotech recognizes the potential and value of this preclinical Class I molecule for human therapy. We are very much looking forward to collaborating with them on the clinical and commercial development of this novel approach.”

About HCW Biologics:

HCW Biologics is a clinical-stage biopharmaceutical company focused on discovering and developing novel immunotherapies to lengthen healthspan by disrupting the link between chronic, low-grade inflammation, and age-related diseases, such as cancer, cardiovascular, diabetes, neurodegenerative, and autoimmune diseases, as well as other inflammatory conditions such as long-haul COVID-19. The Company has combined a deep understanding of disease-related immunology with its expertise in advanced protein engineering to develop two drug discovery platforms, each with a novel backbone which is used to generate designer, novel multi-functional fusion molecules with immunotherapeutic properties. The Company’s legacy drug discovery platform is its TOBI™ (Tissue factOr-Based fusIon) discovery platform, which has a Tissue-Factor based backbone. It was used to create HCW Biologics’ molecules: HCW9218, HCW9302, HCW9206 and HCW9201. The Company’s second drug discovery platform uses a unique protein-based backbone differentiated from Tissue Factor. Immunotherapeutics created with the Company’s two distinct drug discovery platforms have different characteristics and mechanisms of action, expanding the various pathways for treating senescence-associated disorders. The University of Pittsburgh Medical Center (UPMC) has agreed to include HCW9218 in an Investigator-sponsored Phase 2 clinical trial to evaluate patients with metastatic, advanced stage ovarian cancer in combination with neoadjuvant chemotherapy (NCT05145569).

About WY Biotech:

WY Biotech, located in Shanghai, China, is specialized in the early-stage development of recombinant protein drugs and gene/cell therapies. WY Biotech is supported by local pharmaceutical companies and venture capital institutions.

Forward Looking Statements:

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, the Company’s ability to develop new immunotherapeutic treatments for non-oncology or oncology indications; the capabilities of the Company’s new platform and the effectiveness of new fusion proteins developed using the new platform; the Company’s expectations regarding future uses of licensed molecules by WY Biotech. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K/A filed with the United States Securities and Exchange

Commission (the “SEC”) on May 15, 2024, the latest Form 10-Q filed with the SEC on November 14, 2024, and in other filings filed from time to time with the SEC. Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Company Contact:

Lee Flowers
Senior Vice President, Business Development
HCW Biologics Inc.
LeeFlowers@HCWBiologics.com